SHARE PURCHASE AGREEMENT

THIS AGREEMENT is effective the20thday of December, 2006 AMONG:

AGFEED INDUSTRIES INC., (“AgFeed”) a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 1095 Qing Lan Avenue, Economic and Technical Development Zone, Nan Chang City, Jiangxi Province, China 330013

AND:

GUANGXI HUIJIE SCI. & TECH. FEED CO, LTD., ("Guangxi Huijie") a company formed pursuant to the laws of the People’s Republic of China and having an office for business located at South Zone, Coastal Industrial Park, Liangqing District, Nanning, Guangxi Province, China

AND:

The shareholders of Guangxi Huijie, the name of each of whom is set forth on the signature page of this Agreement (the “Guangxi Huijie Shareholders”)

FACTS:

A. The Guangxi Huijie Shareholders own 3,000,000 registered shares of Guangxi Huijie, constituting 100% of the presently issued and outstanding Guangxi Huijie Shares;

B. AgFeed is a reporting company whose common stock is quoted on the NASD “Bulletin Board”; and

C. The respective Boards of Directors of AgFeed, and Guangxi Huijie deem it advisable and in the best interests of AgFeed and Guangxi Huijie that Guangxi Huijie become a wholly-owned subsidiary of AgFeed (the "Acquisition") pursuant to this Agreement.

NOW THEREFORE in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.	DEFINITIONS AND INTERPRETATION:

1.1.	In this Agreement the following terms will have the following meanings:

1.1.1. “Acquisition” means the Acquisition, at the Closing, of Guangxi Huijie by AgFeed pursuant to this Agreement;

1.1.2. “Agreement” means this share purchase agreement among AgFeed, Guangxi Huijie and the Guangxi Huijie Shareholders;

1.1.3. “Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with ARTICLE 14 hereof;

1.1.4. “Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

1.1.5. “Guangxi Huijie Accounts Payable and Liabilities” means all accounts payable and liabilities of Guangxi Huijie, due and owing or otherwise constituting a binding obligation of Guangxi Huijie (other than a Guangxi Huijie Material Contract) as of September 30, 2006 as set forth in Schedule 1.1.5 hereto;

1.1.6. “Guangxi Huijie Accounts Receivable” means all accounts receivable and other debts owing to Guangxi Huijie as of September 30, 2006 as set forth in Schedule 1.1.6 hereto;

1.1.7. “Guangxi Huijie Assets” means all the property and assets of the Guangxi Huijie Business of every kind and description wheresoever situated including, without limitation, Guangxi Huijie Equipment, Guangxi Huijie Inventory, Guangxi Huijie Material Contracts, Guangxi Huijie Accounts Receivable, Guangxi Huijie Cash, Guangxi Huijie Intangible Assets and Guangxi Huijie Goodwill, and all credit cards, charge cards and banking cards issued to Guangxi Huijie;

1.1.8. “Guangxi Huijie Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of Guangxi Huijie or relating to the Guangxi Huijie Business as set forth in Schedule 1.1.8 hereto;

1.1.9. “Guangxi Huijie Business” means all aspects of the business conducted by Guangxi Huijie;

1.1.10. “Guangxi Huijie Cash” means all cash on hand or on deposit to the credit of Guangxi Huijie on the Closing Date;

1.1.11. “Guangxi Huijie Debt to Related Parties” means the debts owed by Guangxi Huijie to the Guangxi Huijie Shareholders or to any family member thereof, or to any affiliate, director or officer of Guangxi Huijie or the Guangxi Huijie Shareholders as described in Schedule 1.1.11;

1.1.12. “Guangxi Huijie Equipment” means all machinery, equipment, furniture, and furnishings used in the Guangxi Huijie Business, including, without limitation, the items more particularly described in Schedule 1.1.12 hereto;

1.1.13. “Guangxi Huijie Financial Statements” means, collectively, the audited financial statements of Guangxi Huijie for the two year period ended December 31, 2005, together with the reviewed financial statements for the nine month period ended September 30, 2006, true copies of which are attached as Schedule 1.1.13 hereto;

1.1.14. “Guangxi Huijie Goodwill” means the goodwill of the Guangxi Huijie Business together with the exclusive right of AgFeed to represent itself as carrying on the Guangxi Huijie Business in succession of Guangxi Huijie subject to the terms hereof, and the right to use any words indicating that the Guangxi Huijie Business is so carried on including the right to use the name “Guangxi Huijie” or “Guangxi Huijie Sci. & Tech. Feed Co, Ltd.” or any variation thereof as part of the name of or in connection with the Guangxi Huijie Business or any part thereof carried on or to be carried on by Guangxi Huijie, the right to all corporate, operating and trade names associated with the Guangxi Huijie Business, or any variations of such names as part of or in connection with the Guangxi Huijie Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the Guangxi Huijie Business, all necessary licenses and authorizations and any other rights used in connection with the Guangxi Huijie Business;

1.1.15. “Guangxi Huijie Insurance Policies” means the public liability insurance and insurance against loss or damage to Guangxi Huijie Assets and the Guangxi Huijie Business as described in Schedule 1.1.15 hereto;

1.1.16. “Guangxi Huijie Intangible Assets” means all of the intangible assets of Guangxi Huijie, including, without limitation, Guangxi Huijie Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of Guangxi Huijie;

1.1.17. “Guangxi Huijie Inventory” means all inventory and supplies of the Guangxi Huijie Business as of September 30, 2006 as set forth in Schedule 1.1.17 hereto;

1.1.18. “Guangxi Huijie Material Contracts” means the burden and benefit of and the right, title and interest of Guangxi Huijie in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which including, without limitation Guangxi Huijie is entitled in connection with the Guangxi Huijie Business whereunder Guangxi Huijie is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice, and, including without limitation, those contracts listed in Schedule 1.1.18 hereto;

1.1.19. “Guangxi Huijie Related Party Debts” means the debts owed by the Guangxi Huijie Shareholders or by any family member thereof, or by any affiliate, director or officer of Guangxi Huijie or the Guangxi Huijie Shareholders, to Guangxi Huijie as described in Schedule 1.1.19 hereto;

1.1.20. “Guangxi Huijie Shares” means all of the issued and outstanding shares of Guangxi Huijie's equity stock.

1.1.21. “Place of Closing” means the offices of AgFeed at 1095 Qing Lan Avenue, Economic and Technical Development Zone, Nan Chang City, Jiangxi Province, China 330013, or such other place as AgFeed and Guangxi Huijie may mutually agree upon;

1.1.22. “Other Terms” Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

1.2.
Captions and Section Numbers: The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3.
Section References and Schedules: Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement. The Schedules to this Agreement are as follows:

Schedule 1.1.5	Guangxi Huijie Accounts Payable and Liabilities
Schedule 1.1.6	Guangxi Huijie Accounts Receivable
Schedule 1.1.8	Guangxi Huijie Bank Accounts
Schedule 1.1.11	Guangxi Huijie Debt to Related Parties
Schedule 1.1.12	Guangxi Huijie Equipment
Schedule 1.1.13	Guangxi Huijie Financial Statements
Schedule 1.1.15	Guangxi Huijie Insurance Policies
Schedule 1.1.17	Guangxi Huijie Inventory
Schedule 1.1.18	Guangxi Huijie Material Contracts
Schedule 1.1.19	Guangxi Huijie Related Party Debt

1.4.
Severability of Clauses If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2.	THE ACQUISITION
2.1.
Sale of Shares - Purchase Price: Each of the Guangxi Huijie Shareholders hereby agrees to sell to AgFeed the Guangxi Huijie Shares owned by such Shareholder in exchange for a proportionate share of ¥8,600,000.00 RMB to be delivered on the Closing Dateby Agfeed and to transfer to AgFeed on the Closing Date a 100% undivided interest in and to such Guangxi Huijie Shares free from all liens, mortgages, charges, pledges, encumbrances or other burdens with all rights now or thereafter attached thereto.

2.2.	Allocation of Consideration: The Purchase Price shall be allocated to the Guanghai Huijie Shareholders, as set forth on Schedule 2.1 attached hereto and made a part hereof.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF AGFEED: AgFeed hereby represents and warrants to Guangxi Huijie and the Guangxi Huijie Shareholders, with the intent that Guangxi Huijie and the Guangxi Huijie Shareholders will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

3.1.
Incorporation. AgFeed is a corporation duly incorporated and validly subsisting under the laws of the State of Nevada, and is in good standing with the office of the Secretary of State for the State of Nevada;

3.2.	Corporate Capacity: AgFeed has the corporate power, capacity and authority to own the AgFeed Assets and to enter into and carry out the terms of this Agreement;

3.3.
Execution and Performance of Agreement: The execution and delivery of this Agreement by AgFeed and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of AgFeed.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE GUANGXI HUIJIE SHAREHOLDERS: The Guangxi Huijie Shareholders hereby jointly and severally represent and warrant to AgFeed, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

4.1.	Guangxi Huijie- Company Status and Capacity

4.1.1.  Formation. Guangxi Huijie is a company duly formed and validly subsisting under the laws of the People’s Republic of China;

4.1.2.  Carrying on Business. Guangxi Huijie carries on the Guangxi Huijie Business primarily in the People’s Republic of China and does not carry on any material business activity in any other jurisdiction. Guangxi Huijie is duly authorized to carry on the Guangxi Huijie Business in the People’s Republic of China. The nature of the Guangxi Huijie Business does not require Guangxi Huijieto register or otherwise be qualified to carry on business in any other jurisdiction;

4.1.3. Legal Capacity. Guangxi Huijie has the legal power, capacity and authority to enter into and complete this Agreement;

4.2.	Guangxi Huijie- Capitalization

4.2.1. Authorized Capital. The authorized capital of Guangxi Huijie is as stated in its formation documents;

4.2.2. Ownership of Guangxi Huijie Shares. The registered, issued and outstanding share capital of Guangxi Huijie on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. The Guangxi Huijie Shareholders will be at Closing the registered and beneficial owners of 100% of the outstanding Guangxi Huijie Shares. The Guangxi Huijie Shares owned by the Guangxi Huijie Shareholders will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever.

4.2.3. No Option, Warrant or Other Right. No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of Guangxi Huijie Shares held by the Guangxi Huijie Shareholders or for the purchase, subscription or issuance of any of the unissued shares in the capital of Guangxi Huijie;

4.2.4. No Restrictions. There are no restrictions on the transfer, sale or other disposition of Guangxi Huijie Shares contained in the charter documents of Guangxi Huijie or under any agreement.

4.3.	Guangxi Huijie- Records and Financial Statements

4.3.1. Charter Documents. The charter documents of Guangxi Huijie have not been altered since its formation date, except as filed in the record books of Guangxi Huijie

4.3.2. Minute Books. The minute books of Guangxi Huijie are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by Guangxi Huijie which required director or shareholder approval are reflected in the corporate minute books of Guangxi Huijie. Guangxi Huijieis not in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation (or other charter documents) or by-laws.

4.3.3. Guangxi Huijie Financial Statements. The Guangxi Huijie Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Guangxi Huijie as of the date thereof, and the sales and earnings of the Guangxi Huijie Business during the periods covered thereby, and have been prepared in conformity with generally accepted accounting principles consistently applied;

4.3.4. Guangxi Huijie Accounts Payable and Liabilities. There are no liabilities, contingent or otherwise, of Guangxi Huijie which are not disclosed in Schedule 1.1.5 hereto or reflected in the Guangxi Huijie Financial Statements except those incurred in the ordinary course of business since the date of the said schedule, and Guangxi Huijie has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of Guangxi Huijie as of September 30, 2006 are described in Schedule 1.1.5 hereto;

4.3.5. Guangxi Huijie Accounts Receivable. All the Guangxi Huijie Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of the Guangxi Huijie Shareholders, any claim by the obligor for set-off or counterclaim. Without limiting the generality of the foregoing, all accounts receivable of Guangxi Huijie as of September 30, 2006, are described in Schedule 1.1.6 hereto;

4.3.6.  Guangxi Huijie Bank Accounts. All of the Guangxi Huijie Bank Accounts, their location, numbers and the authorized signatories thereto are as set forth in Schedule 1.1.8 hereto;

4.3.7. No Debt to Related Parties. Except as disclosed in Schedule 1.1.11 hereto, Guangxi Huijie is not and on Closing will not be, indebted to the Guangxi Huijie Shareholders nor to any family member thereof, nor to any affiliate, director or officer of Guangxi Huijie or the Guangxi Huijie Shareholders except accounts payable on account of bona fide business transactions of Guangxi Huijie incurred in the normal course of Guangxi Huijie Business, including employment agreements with the Guangxi Huijie Shareholders, none of which are more than 30 days in arrears;

4.3.8. No Related Party Debt to Guangxi Huijie. Except as set forth on Schedule 1.1.19 hereto, no Guangxi Huijie Shareholder nor any director, officer or affiliate of Guangxi Huijie is now indebted to or under any financial obligation to Guangxi Huijie on any account whatsoever, except for advances on account of travel and other expenses not exceeding $5,000 in total;

4.3.9. No Dividends. No dividends or other distributions on any shares in the capital of Guangxi Huijie have been made, declared or authorized since the date of the Guangxi Huijie Financial Statements;

4.3.10. No Payments. No payments of any kind have been made or authorized since the date of the Guangxi Huijie Financial Statements to or on behalf of the Guangxi Huijie Shareholders or to or on behalf of officers, directors, shareholders or employees of Guangxi Huijie nor under any management agreements with Guangxi Huijie, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

4.3.11. No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Guangxi Huijie, except as set forth in the Guangxi Huijie Financial Statements;

4.3.12. No Adverse Events. Since the date of the Guangxi Huijie Financial Statements:

4.3.12.1. there has not been any material adverse change in the financial position or condition of Guangxi Huijie, its liabilities or the Guangxi Huijie Assets or any damage, loss or other change in circumstances materially and adversely affecting Guangxi Huijie, the Guangxi Huijie Business or the Guangxi Huijie Assets or Guangxi Huijie’s right to carry on the Guangxi Huijie Business, other than changes in the ordinary course of business,

4.3.12.2.  there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting Guangxi Huijie, the Guangxi Huijie Business or the Guangxi Huijie Assets,

4.3.12.3.  there has not been any material increase in the compensation payable or to become payable by Guangxi Huijie to the Guangxi Huijie Shareholders or to any of Guangxi Huijie's officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

4.3.12.4. the Guangxi Huijie Business has been and continues to be carried on in the ordinary course,

4.3.12.5. Guangxi Huijie has not waived or surrendered any right of material value,

4.3.12.6. Guangxi Huijie has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

4.3.12.7. no capital expenditures in excess of $10,000 individually or $30,000 in total have been authorized or made;

4.4.	. Guangxi Huijie- Income Tax Matters

4.4.1.  Tax Returns. All tax returns and reports of Guangxi Huijie required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by Guangxi Huijie or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

4.4.2. Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by Guangxi Huijie. Guangxi Huijie is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

4.5.	. Guangxi Huijie- Applicable Laws and Legal Matters

4.5.1.  Licenses. Guangxi Huijie holds all licenses and permits as may be requisite for carrying on the Guangxi Huijie Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the Guangxi Huijie Business;

4.5.2.  Applicable Laws. Guangxi Huijie has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the Guangxi Huijie Business, and, to the knowledge of the Guangxi Huijie Shareholders, Guangxi Huijie is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse effect on the Guangxi Huijie Business;

4.5.3. Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to Guangxi Huijie, the Guangxi Huijie Business, or any of the Guangxi Huijie Assets, nor do the Guangxi Huijie Shareholders have any knowledge of any act or omission of Guangxi Huijie that would form any basis for any such action or proceeding;

4.5.4.  No Bankruptcy. Guangxi Huijie has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Guangxi Huijie and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Guangxi Huijie;

4.5.5.  Labor Matters. Guangxi Huijie is not party to any collective agreement relating to the Guangxi Huijie Business with any labor union or other association of employees and no part of the Guangxi Huijie Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of the Guangxi Huijie Shareholders, has made any attempt in that regard;

4.5.6.  Environmental Compliance. Guangxi Huijie has at all times had and now has all environmental approvals, consents, licenses, permits and orders required to conduct the businesses in which it has been or is now engaged. Guangxi Huijie has at all times been and is now in compliance in all material respects with all applicable environmental laws. There are no claims, actions, suits or proceedings pending or, to Guangxi Huijie’s Knowledge, threatened against or involving Guangxi Huijie, or any assets of Guangxi Huijie, under any of the environmental laws (whether by reason of any failure to comply with any of the environmental laws or otherwise). No decree, judgment or order of any kind under any of the environmental laws has been entered against Guangxi Huijie. There are no facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, Guangxi Huijie under any of the environmental laws; and

4.5.7.  Finder's Fees. Guangxi Huijie is not a party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

4.6.	Execution and Performance of Agreement

4.6.1. Authorization and Enforceability. The execution and delivery of this Agreement by Guangxi Huijie and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Guangxi Huijie;

4.6.2. No Violation or Breach. The execution and performance of this Agreement will not:

4.6.2.1. violate the charter documents of Guangxi Huijie or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which Guangxi Huijie is a party,

4.6.2.2. give any person any right to terminate or cancel any agreement including, without limitation, Guangxi Huijie Material Contracts, or any right or rights enjoyed by Guangxi Huijie,

4.6.2.3. result in any alteration of Guangxi Huijie's obligations under any agreement to which Guangxi Huijie is a party including, without limitation, the Guangxi Huijie Material Contracts,

4.6.2.4. result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Guangxi Huijie Assets,

4.6.2.5. result in the imposition of any tax liability to Guangxi Huijie relating to Guangxi Huijie Assets or the Guangxi Huijie Shares, or

4.6.2.6. violate any court order or decree to which Guangxi Huijie is subject.

4.7.	Guangxi Huijie Assets - Ownership and Condition

4.7.1.  Business Assets. The Guangxi Huijie Assets comprise all of the property and assets of the Guangxi Huijie Business, and neither the Guangxi Huijie Shareholders nor any other person, firm or corporation owns any assets used by Guangxi Huijie in operating the Guangxi Huijie Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in Schedules 1.1.12 or 1.1.18 hereto;

4.7.2. Title. Guangxi Huijie is the legal and beneficial owner of the Guangxi Huijie Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in Schedules 1.1.12 or 1.1.18 hereto;

4.7.3. No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Guangxi Huijie Assets;

4.7.4. Guangxi Huijie Insurance Policies. Guangxi Huijie maintains the public liability insurance and insurance against loss or damage to the Guangxi Huijie Assets and the Guangxi Huijie Business as described in Schedule 1.1.15 hereto;

4.7.5.Guangxi Huijie Material Contracts. The Guangxi Huijie Material Contracts listed in Schedule 1.1.18 constitute all of the material contracts of Guangxi Huijie;

4.7.6. No Default. There has not been any default in any material obligation of Guangxi Huijie to be performed under any of Guangxi Huijie Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in Schedule 1.1.18), and Guangxi Huijie is not aware of any default in the obligations of any other party to any of the Guangxi Huijie Material Contracts;

4.7.7. No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of Guangxi Huijie. Guangxi Huijie is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

4.8.
Guangxi Huijie Assets - Guangxi Huijie Equipment: The Guangxi Huijie Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and such equipment is in good working condition;

4.9. Guangxi Huijie Assets - Guangxi Huijie Goodwill and Other Assets: Guangxi Huijie carries on the Guangxi Huijie Business only under the name “Guangxi Huijie Sci. & Tech. Feed Co, Ltd." and variations thereof and under no other business or trade names. The Guangxi Huijie Shareholders do not have any knowledge of any infringement by Guangxi Huijie of any patent, trademark, copyright or trade secret;

4.10. The Business of Guangxi Huijie:

4.10.1. Maintenance of Business. Since the date of the Guangxi Huijie Financial Statements, the Guangxi Huijie Business has been carried on in the ordinary course and Guangxi Huijie has not entered into any material agreement or commitment except in the ordinary course; and

4.10.2. Subsidiaries. Guangxi Huijie does not have any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, limited liability company, joint venture or firm.

ARTICLE 5. NON-MERGER AND SURVIVAL: The representations and warranties of the Guangxi Huijie Shareholders contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by AgFeed, the representations and warranties of the Guangxi Huijie Shareholders shall survive the Closing.

ARTICLE 6. INDEMNITY: The Guangxi Huijie Shareholders agree to indemnify and save harmless AgFeed from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the Guangxi Huijie Shareholders to defend any such claim), resulting from the breach by any of them of any representation or warranty of such party made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Guangxi Huijie or the Guangxi Huijie Shareholders to AgFeed hereunder, including, without limitation, the existence or assertion against AgFeed of claims for liabilities of Guangxi Huijie not disclosed in Schedule1.1.5 hereto or set forth in the Guangxi Huijie Financial Statements.

ARTICLE 7.	COVENANTS OF GUANGXI HUIJIE AND THE GUANGXI HUIJIE SHAREHOLDERS

7.1.	Covenants: Guangxi Huijie and the Guangxi Huijie Shareholders covenant and agree with AgFeed that they will:

7.1.1. Conduct of Business. Until the Closing, conduct the Guangxi Huijie Business diligently and in the ordinary course consistent with the manner in which the Guangxi Huijie Business generally has been operated up to the date of execution of this Agreement;

7.1.2. Preservation of Business. Until the Closing, use their best efforts to preserve the Guangxi Huijie Business and the Guangxi Huijie Assets and, without limitation, preserve for AgFeed Guangxi Huijie’s relationships with their suppliers, customers and others having business relations with them;

7.1.3. Access. Until the Closing, give AgFeed and its representatives full access to all of the properties, books, contracts, commitments and records of Guangxi Huijie relating to Guangxi Huijie, the Guangxi Huijie Business and the Guangxi Huijie Assets, and furnish to AgFeed and its representatives all such information as they may reasonably request; and

7.1.4. Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Acquisition and to preserve and maintain the Guangxi Huijie Assets, including the Guangxi Huijie Material Contracts, notwithstanding the change in control of Guangxi Huijie arising from the Acquisition.

7.2.
Authorization: Guangxi Huijie hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting Guangxi Huijie to release any and all information in their possession respecting Guangxi Huijie to AgFeed. Guangxi Huijie shall promptly execute and deliver to AgFeed any and all consents to the release of information and specific authorizations which AgFeed reasonably require to gain access to any and all such information. Guangxi Huijie Shareholders hereby authorize Mr. Lin Deyuan to execute all certificates or other representations required to complete the transactions contemplated by this Agreement.

7.3.	Survival: The covenants set forth in this Article shall survive the Closing for the benefit of AgFeed.

ARTICLE 8.  CONDITIONS PRECEDENT IN FAVOR OF AGFEED

8.1.
Conditions Precedent to Closing: The obligations of AgFeed to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

8.1.1. all documents or copies of documents required to be executed and delivered to AgFeed hereunder will have been so executed and delivered;

8.1.2. all of the terms, covenants and conditions of this Agreement to be complied with or performed by Guangxi Huijie or the Guangxi Huijie Shareholders at or prior to the Closing will have been complied with or performed;

8.1.3. title to the Guangxi Huijie Shares held by the Guangxi Huijie Shareholders and to the Guangxi Huijie Assets will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed herein, and the Guangxi Huijie Shares shall be duly transferred to AgFeed;

8.1.4. subject to ARTICLE 9 hereof, there will not have occurred

8.1.4.1. any material adverse change in the financial position or condition of Guangxi Huijie, its liabilities or the Guangxi Huijie Assets or any damage, loss or other change in circumstances materially and adversely affecting Guangxi Huijie, the Guangxi Huijie Business or the Guangxi Huijie Assets or Guangxi Huijie's right to carry on the Guangxi Huijie Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

8.1.4.1.1. any damage, destruction, loss or other event, including changes to any lawsor statutes applicable to Guangxi Huijieor the Guangxi Huijie Business(whether or not covered by insurance) materially and adversely affecting Guangxi Huijie, the Guangxi Huijie Business or the Guangxi Huijie Assets; and

8.1.4.1.2. the transactions contemplated hereby shall have been approved by all regulatory authorities having jurisdiction over the subject matter hereof, if any.

8.2.
Waiver by AgFeed: The conditions precedent set out in the preceding section are inserted for the exclusive benefit of AgFeed and any such condition may be waived in whole or in part by AgFeed at or prior to the Closing by delivering to Guangxi Huijie a written waiver to that effect signed by AgFeed. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, AgFeed shall be released from all obligations under this Agreement.

ARTICLE 9.  CONDITIONS PRECEDENT IN FAVOR OF GUANGXI HUIJIE AND THE GUANGXI HUIJIE SHAREHOLDERS:

9.1.
Conditions Precedent to Closing: The obligations of Guangxi Huijie and the Guangxi Huijie Shareholders to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

9.1.1. all documents or copies of documents required to be executed and delivered to Guangxi Huijie hereunder will have been so executed and delivered;

9.1.2. all of the terms, covenants and conditions of this Agreement to be complied with or performed by AgFeed at or prior to the Closing will have been complied with or performed;

9.1.3. the transactions contemplated hereby shall have been approved by all regulatory authorities having jurisdiction over the subject matter hereof, if any; and

9.2.
Waiver by Guangxi Huijie and the Guangxi Huijie Shareholders: The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Guangxi Huijie and the Guangxi Huijie Shareholders and any such condition may be waived in whole or in part by Guangxi Huijie or the Guangxi Huijie Shareholders at or prior to the Closing by delivering to AgFeed a written waiver to that effect signed by Guangxi Huijie and the Guangxi Huijie Shareholders. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, Guangxi Huijie and the Guangxi Huijie Shareholders shall be released from all obligations under this Agreement.

ARTICLE 10.  NATURE OF CONDITIONS PRECEDENT: The conditions precedent set forth in this Agreement are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement.

ARTICLE 11.  TERMINATION: Notwithstanding any provision herein to the contrary, if the Closing does not occur on or before January 31, 2007, this Agreement will be at an end and will have no further force or effect, unless otherwise agreed upon by the parties in writing.

ARTICLE 12.  CONFIDENTIALITY: Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from Guangxi Huijie and AgFeed and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that AgFeed will be required to issue a news release regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Acquisition contemplated hereby together with such other documents as are required to maintain the currency of AgFeed’s filings with the Securities and Exchange Commission.

ARTICLE 13.  Material Change in the Business of Guangxi Huijie: If any material loss or damage to the Guangxi Huijie Business occurs prior to Closing and such loss or damage, in AgFeed' reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, AgFeed shall, within two (2) days following any such loss or damage, by notice in writing to Guangxi Huijie, at its option, either:

13.1.	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

13.2.
elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to AgFeed's obligations to carry out the transactions contemplated hereby, be vested in Guangxi Huijie or otherwise adequately secured to the satisfaction of AgFeed on or before the Closing Date.

ARTICLE 14.  CLOSING

14.1.	Closing: The Acquisition and the other transactions contemplated by this Agreement will be closed at the Place of Closing in accordance with the closing procedure set out in this Article.

14.2.	Documents to be Delivered by Guangxi Huijie: On or before the Closing, Guangxi Huijie and the Guangxi Huijie Shareholders will deliver or cause to be delivered to AgFeed :

14.2.1. the original or certified copies of the charter documents of Guangxi Huijie and all corporate records documents and instruments of Guangxi Huijie, the corporate seal of Guangxi Huijie and all books and accounts of Guangxi Huijie;

14.2.2. all reasonable consents or approvals required to be obtained by Guangxi Huijie for the purposes of completing the Acquisition and preserving and maintaining the interests of Guangxi Huijie under any and all Guangxi Huijie Material Contracts and in relation to Guangxi Huijie Assets;

14.2.3. certified copies of such resolutions of the shareholders and directors of Guangxi Huijie as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

14.2.4.  an acknowledgement from Guangxi Huijie and the Guangxi Huijie Shareholders of the satisfaction of the conditions precedent set forth in section 7.1 hereof;

14.2.5. the certificates or other evidence of ownership of the Guangxi Huijie Shares, together with such other documents or instruments required to effect transfer of ownership of the Guangxi Huijie Shares to AgFeed; and

14.2.6. such other documents as AgFeed may reasonably require to give effect to the terms and intention of this Agreement.

14.3.	Documents to be Delivered by AgFeed: On or before the Closing, AgFeed shall deliver or cause to be delivered to Guangxi Huijie and the Guangxi Huijie Shareholders:

14.3.1. the Purchase Price;

14.3.2. certified copies of such resolutions of the directors of AgFeed as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

14.3.3. an acknowledgement from AgFeed of the satisfaction of the conditions precedent set forth in section 8.1 hereof; and

14.3.4. such other documents as Guangxi Huijie and the Guangxi Huijie Shareholders may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 15.  GENERAL PROVISIONS

15.1.	Notice

15.1.1. Method of Delivery: Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail, or telecopier. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by telecopier shall be deemed to have been received on the actual date of delivery.

15.1.2. Addresses for Service: The address for service of notice of each of the parties hereto is as follows:

AgFeed:

AgFeed Industries Inc.
1095 Qing Lan Avenue, Economic and Technical Zone Nan Chang City, Jiangxi Province
Attn: Mr. Li Songyan
Phone: 86-791-2189636
Telecopier: 86-791-2189858

Guangxi Huijie
Guangxi Huijie Sci. & Tech. Feed Co, Ltd
South Zone
Coastal Industrial Park
Liangqing District, Nanning, Guangxi Province
China
Attn: Mr. Lin Deyuan
Phone:86-771-4014802
Telecopier: 86-771-4014828

15.1.3. Change of Address: Any party may, by notice to the other parties change its address for notice to some other address and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

15.2.
Further Assurances: Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

15.3.	Time of the Essence: Time is expressly declared to be the essence of this Agreement.

15.4.
Entire Agreement: The provisions contained herein constitute the entire agreement among Guangxi Huijie, the Guangxi Huijie Shareholders, and AgFeed respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among Guangxi Huijie, the Guangxi Huijie Shareholders and AgFeed with respect to the subject matter hereof.

15.5.	Binding Effect and Benefit: This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

15.6.	Assignment: This Agreement is not assignable without the prior written consent of the parties hereto.

15.7.
Counterparts: This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

15.8.	Applicable Law: This Agreement is subject to the laws of the People’s Republic of China.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

AGFEED INDUSTRIES, INC. By: /s/ Li Songyan Li Songyan, Chairman	GUANGXI HUIJIE SCI. & TECH. FEED CO, LTD. By:/s/ Lin Deyuan Lin Deyuan, Chairman

Schedule 2.1

SHAREHOLDERS OF GUANGXI HUIJIE SCI. & TECH. FEED CO, LTD.

Name and Signature	Number of Shares	Portion of Purchase Price to be received
Xiao Penghua /s/ Xiao Penghua	1,515,000	RMB4,343,000
Lin Deyuan /s/ Lin Deyuan	495,000	RMB1,419,000
Su Hong /s/ Su Hong	495,000	RMB1,419,000
Chen Zeyi /s/ Chen Zeyi	495,000	RMB1,419,000
_________________________________
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SCHEDULES

Schedule 1.1.5	Guangxi Huijie Accounts Payable and Liabilities
Schedule 1.1.6	Guangxi Huijie Accounts Receivable
Schedule 1.1.8	Guangxi Huijie Bank Accounts
Schedule 1.1.11	Guangxi Huijie Debt to Related Parties
Schedule 1.1.12	Guangxi Huijie Equipment
Schedule 1.1.13	Guangxi Huijie Financial Statements
Schedule 1.1.15	Guangxi Huijie Insurance Policies
Schedule 1.1.17	Guangxi Huijie Inventory
Schedule 1.1.18	Guangxi Huijie Material Contracts
Schedule 1.1.19	Guangxi Huijie Related Party Debt